UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMCOR PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement for the 2026 Annual Meeting of Shareholders
To be Held on November 11, 2026

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by Amcor plc (the “Company,” “we,” “us” and “our”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2026 and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2026 Annual Meeting of Stockholders (the "Annual Meeting”) to be held on November 11, 2026.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on October 8, 2026. All capitalized terms not otherwise defined herein shall have the respective meanings assigned in the Proxy Statement. The information in this Supplement is in addition to the information provided by the Proxy Statement, and, except as expressly supplemented herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

Background of Supplement

The Company is providing this Supplement to update certain disclosure in the Proxy Statement in connection with equity awards made by the Company in the ordinary course of business on September 15, 2026. On September 15, 2026, the Company granted equity awards to employees as part of its regular annual long-term incentive compensation program. These equity awards included restricted share units, share options and performance share units covering an aggregate of approximately 1.8 million ordinary shares of the Company.

Because these grants were made after the August 31, 2026 date as of which share information was provided in the disclosure under Proposal Five of the Proxy Statement but prior to the Annual Meeting, this Supplement updates certain equity-related disclosure included in Proposal Five of the Proxy Statement to reflect the impact of such awards, as well as updated shares outstanding as of September 16, 2026. Except as specifically described herein, this Supplement does not otherwise affect the matters to be voted on at the Annual Meeting.

Proposal Five - Approval of the Amcor plc 2026 Omnibus Management Share Plan

The disclosure under “Proposal Five - Approval of the Amcor plc 2026 Omnibus Management Share Plan” beginning on page 55 of the Proxy Statement is hereby supplemented as follows:

Shares Available

The following table provides information regarding, as of September 16, 2026, (1) the number of shares available for future grants under the Company’s 2019 Omnibus Management Share Plan (the “2019 Plan”) (no shares were available for future grants under any other plan), (2) the number of shares subject to outstanding awards under the 2019 Plan and under the 2015 Long-Term Incentive Plan of Berry Global Group, Inc. that we assumed in connection with the consummation of the Merger (no awards were outstanding under any other plan), and (3) the additional shares under the Company’s 2026 Omnibus Management Share Plan (the “2026 Plan”) for which approval is being sought in this proposal.

	Number of Shares (in millions)	Dilution(1)
Shares Available for Future Awards under the 2019 Plan	2.1	0.5%
Shares Subject to Outstanding Share Options(2)	7.6	1.6%
Weighted average exercise price: $43.35
Weighted average remaining term: 8.1 years
Shares Subject to Outstanding Time-Vesting Restricted Share Units (“RSUs”)	2.7	0.6%
Shares Subject to Outstanding Performance Shares/Rights (“PSUs”)(3)	2.3	0.5%
Total Shares Subject to Outstanding RSUs and PSUs	5.0	1.1%
Proposed Additional Shares Available for Future Awards under the 2026 Plan	12.1	2.6%
Total Available, Outstanding and Proposed Additional Shares(4)	26.8	5.8%

(1)	Basic dilution calculated by dividing the number of shares by the total number of ordinary shares outstanding as of September 16, 2026.

(2)	Includes performance-based share options shown at 100% of target performance. Does not include the additional 0.4 million performance-based option shares that would be earned if maximum performance is achieved.

(3)	Number of PSUs at 100% of target performance. Does not include the additional 1.7 million shares that would be issuable if maximum performance of up to 200% is achieved.

(4)	This total is the sum of the following items from this table: (1) Shares Available for Future Awards under the 2019 Plan prior to approval of the 2026 Plan of 2.1 million, (2) Shares Subject to Outstanding Share Options of 7.6 million, (3) Total Shares Subject to Outstanding RSUs and PSUs of 5.0 million, and (4) Proposed Additional Shares Available for Future Awards under the 2026 Plan of 12.1 million.

The updated information above reflects the impact of the Company’s September 15, 2026 equity awards on the number of shares available for issuance under the 2019 Plan, the number of shares subject to outstanding equity awards, and the Company’s fully diluted overhang. The historical equity granting and burn rate disclosure included in the Proxy Statement is not impacted by the updates described in this Supplement.

The Company’s Board of Directors continues to believe that the potential equity dilution resulting from the approval of the 2026 Plan is reasonable.

Board of Directors Recommendation

The Company does not believe that the updates described in this Supplement materially affect the analysis underlying Proposal Five or the Board of Directors’ recommendation of a vote “FOR” the approval of the Amcor plc 2026 Omnibus Management Share Plan.